UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
(Rule 13d-101)
Amendment No. 1

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

Ion Media Networks, Inc.
(Name of Issuer)

Class A Common Stock, $0.001 Par Value Per Share
(Title of Class of Securities)

46205A103
(CUSIP Number)

Abbe L. Dienstag, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
 (Name, Address and Telephone Number of
Person Authorized to Receive Notices
and Communications)

May 23, 2007
(Date of Event which Requires Filing
of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box:  ☐.

SCHEDULE 13D
CUSIP No. 46205A103

1)            NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Contrarian Capital Management, L.L.C.
 ___________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☐
                              (b) ☒
___________________________________________________________________________________
3)    SEC USE ONLY
___________________________________________________________________________________
4)    SOURCE OF FUNDS  AF
___________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
___________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                    ____________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                   none
EACH                                          ____________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                         none
WITH                                           ____________________________________________________________
10)           SHARED DISPOSITIVE POWER
                  none
___________________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none
___________________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
___________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
none
___________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
OO, IA
___________________________________________________________________________________

SCHEDULE 13D

CUSIP No. 46205A103

1)             NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Contrarian Capital Fund I, L.P.
 __________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) ☐
                                (b) ☒
___________________________________________________________________________________
3)    SEC USE ONLY
___________________________________________________________________________________
4)    SOURCE OF FUNDS  WC
___________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
___________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                    ____________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                 none
EACH                                           ____________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                        none
WITH                                           ____________________________________________________________
10)           SHARED DISPOSITIVE POWER
         none
____________________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none
______________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
_____________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
none
_____________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
PN
_____________________________________________________________________________________

SCHEDULE 13D

CUSIP No. 46205A103

1)             NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Contrarian Equity Fund, L.P.
 ___________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  ☐
                                             (b) ☒
___________________________________________________________________________________
3)    SEC USE ONLY
___________________________________________________________________________________
4)    SOURCE OF FUNDS  WC
___________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
___________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                    ____________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                   none
EACH                                           ____________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                         none
WITH                                           ____________________________________________________________
10)           SHARED DISPOSITIVE POWER
       none
___________________________________________________________________________________
11)           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none
___________________________________________________________________________________
12)           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES        ☐
___________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
none
___________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
PN
___________________________________________________________________________________

SCHEDULE 13D

CUSIP No. 46205A103

1)             NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Contrarian Long Short, L.P.
 ___________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)  ☐
                             (b) ☒
___________________________________________________________________________________
3)    SEC USE ONLY
___________________________________________________________________________________
4)    SOURCE OF FUNDS  WC
___________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
___________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                     ____________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                   none
EACH                                           ____________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                         none
WITH                                           ____________________________________________________________
10)           SHARED DISPOSITIVE POWER
none
___________________________________________________________________________________
11)           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none
____________________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
____________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
none
____________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
PN
____________________________________________________________________________________

SCHEDULE 13D

CUSIP No. 46205A103

1)             NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Litespeed Management LLC
 ___________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) ☐
                              (b) ☒
___________________________________________________________________________________
3)    SEC USE ONLY
___________________________________________________________________________________
4)    SOURCE OF FUNDS  AF
___________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
___________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
___________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                     ____________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                   none
EACH                                           ____________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                         none
WITH                                           ____________________________________________________________
10)           SHARED DISPOSITIVE POWER
       none
___________________________________________________________________________________
11)           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            none
___________________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
___________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
none
___________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
OO, IA
___________________________________________________________________________________

SCHEDULE 13D
CUSIP No. 46205A103

1)             NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Litespeed Master Fund, Ltd.
 _____________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) ☐
                                (b) ☒
_____________________________________________________________________________________
3)    SEC USE ONLY
_____________________________________________________________________________________
4)    SOURCE OF FUNDS  WC
_____________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
_____________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
_____________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                     ______________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                   none
EACH                                           ______________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                         none
WITH                                           ______________________________________________________________
10)           SHARED DISPOSITIVE POWER
          none
_____________________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
none
______________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
_____________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
none
_____________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
CO
_____________________________________________________________________________________

SCHEDULE 13D
CUSIP No. 46205A103

1)           NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ore Hill Partners LLC
 ______________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) ☐
                            (b) ☒
______________________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________________
4)    SOURCE OF FUNDS  AF
______________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
______________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
______________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                    _______________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                  838,160*
EACH                                           ______________________________________________________________
REPORTING                                          9)           SOLE DISPOSITIVE POWER
PERSON                                                                          none
WITH                                           ______________________________________________________________
10)           SHARED DISPOSITIVE POWER
838,160*
_____________________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
838,160*
______________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
_____________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.3%
_____________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
OO,IA
_____________________________________________________________________________________

* Other than 4,410 shares of common stock, represents shares issuable upon conversion of 9 ¾% Series A Convertible Preferred Stock.

 SCHEDULE 13D
CUSIP No. 46205A103

1)             NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ore Hill Hub Fund Ltd.
 ___________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  ☐
                                   (b) ☒
___________________________________________________________________________________
3)    SEC USE ONLY
___________________________________________________________________________________
4)    SOURCE OF FUNDS  WC
___________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
___________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                     ____________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                  807,535*
EACH                                           ____________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                           none
WITH                                           ____________________________________________________________
10)           SHARED DISPOSITIVE POWER
                807,535
___________________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
807,535*
____________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
___________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.2%
___________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
CO
___________________________________________________________________________________

* Other than 4,410 shares of common stock, represents shares issuable upon conversion of 9 ¾% Series A Convertible Preferred Stock.

SCHEDULE 13D

CUSIP No. 46205A103

1)           NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Kinney Hill Credit Opportunities Fund, Ltd.
 ___________________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a)  ☐
                                (b) ☒
___________________________________________________________________________________
3)    SEC USE ONLY
___________________________________________________________________________________
4)    SOURCE OF FUNDSWC
___________________________________________________________________________________
5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
___________________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
___________________________________________________________________________________
7)           SOLE VOTING POWER
NUMBER OF                                                                none
SHARES                                     ____________________________________________________________
BENEFICIALLY                                   8)           SHARED VOTING POWER
OWNED BY                                                                   30,625*
EACH                                           ____________________________________________________________
REPORTING                                         9)           SOLE DISPOSITIVE POWER
PERSON                                                                        none
WITH                                           ____________________________________________________________
10)           SHARED DISPOSITIVE POWER
30,625*
____________________________________________________________________________________
11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30,625*
____________________________________________________________________________________
12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
____________________________________________________________________________________
13)           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05%
____________________________________________________________________________________
14)           TYPE OF REPORTING PERSON
CO
____________________________________________________________________________________

*  Represents shares issuable upon conversion of 9 ¾% Series A Convertible Preferred Stock.

This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2007 (the “Statement”) by and on behalf of Contrarian Capital Management, L.L.C. (“Contrarian Capital Management”), Contrarian Capital Fund I, L.P. (“Contrarian Capital Fund I”), Contrarian Equity Fund, L.P. (“Contrarian Equity Fund”), Contrarian Long Short, L.P. (“Contrarian Long Short”), Litespeed Management LLC (“Litespeed Management”), Litespeed Master Fund, Ltd. (“Litespeed Master Fund”), Ore Hill Partners LLC (“Ore Hill Partners”), Ore Hill Hub Fund Ltd. (“Ore Hill Hub Fund”) and Kinney Hill Credit Opportunities Fund, Ltd. (“Kinney Hill”) (collectively, the “Reporting Persons”) with respect to the Class A Common Stock, $0.001 par value per share (the “Common Stock”), of ION Media Networks, Inc., a Delaware corporation (the “Company”).  The principal executive offices of the Company are located at 601 Clearwater Park Road, West Palm Beach, Florida 33401.

Item 4.                    Purpose of Transaction.

Item 4 of the Statement is hereby amended and supplemented as follows:

In light of developments concerning the Company, Citadel and NBC Universal, the Reporting Persons have ceased to act together as an ad hoc committee.

 Item 5.                   Interest in Securities of the Issuer.

Items 5(a) - (c) of the Statement are hereby amended and restated as follows:

(a)  Ore Hill Partners may be deemed to be the beneficial owner of (i) 4,410 shares of Common Stock and (ii) 838,160 shares of Common Stock issuable upon conversion of 1,334 shares of 9 ¾% Preferred Stock, constituting approximately 1.3%2 of the Common Stock outstanding, held as follows:

	Shares of Common Stock	Shares of 9/34% Preferred Stock	Common Stock Issuable on Conversion[1]	Total Common Stock	Percentage of Outstanding Shares[2]

Ore Hill Hub Fund	4,410	1,285	803,125	807,535	1.2%

Kinney Hill Fund	0	49	30,625	30,625	0.05%

(b)           Ore Hill Partners may be deemed to have sole voting and dispositive power over the Securities held by Ore Hill Hub Fund and Kinney Hill.

-------------------------------------

1 Each share of 9 ¾% Preferred Stock is convertible into 625 shares of Common Stock.

2 Based upon 65,377,185  shares of Common Stock outstanding as of May 4, 2007, as reported in the Company’s Form 10-Q for the three months ended March 31, 2007.

(c)           Except as set forth on Schedule I, no person identified in Item 2 has effected any transaction in shares of Common Stock or 9 ¾% Preferred Stock since the filing of the Statement.

              Item 5(e) of the Statement is hereby amended and restated as follows:

                      (e)  The Reporting Persons have ceased to act together as an ad hoc committee.  See Item 4.  No Reporting Person may be deemed to own in excess of 5% of the outstanding shares, and the Reporting Persons do not intend to file any further amendments to this Schedule 13D.

 SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  May 30, 2007

                    CONTRARIAN CAPITAL MANAGEMENT, L.L.C.
                    By: /s/ Jon R. Bauer
                    Name: Jon R. Bauer
                    Title: Managing Manager

                    CONTRARIAN CAPITAL FUND I, L.P.
                    By: /s/ Jon R. Bauer
                    Name: Jon R. Bauer
                    Title:   Managing Member of General Partner

                 CONTRARIAN EQUITY FUND, L.P.
                     By: /s/ Jon R. Bauer
                     Name: Jon R. Bauer
                     Title:   Managing Member of General Partner

                         CONTRARIAN LONG SHORT, L.P.
                     By: /s/ Jon R. Bauer
                     Name: Jon R. Bauer
                     Title:   Managing Member of General Partner

                    LITESPEED MANAGEMENT LLC
                    By: /s/ Jamie Zimmerman
                    Name: Jamie Zimmerman
                    Title:   Managing Member

                    LITESPEED MASTER FUND, LTD.
                    By: /s/ Jamie Zimmerman
                    Name: Jamie Zimmerman
                    Title: Managing Director

                    ORE HILL PARTNERS LLC,
                    INDIVIDUALLY AND ON BEHALF OF
                    ORE HILL HUB FUND LTD. AND
                    KINNEY HILL CREDIT OPPORTUNITIES FUND, LTD.
                    By: /s/ Claude A. Baum
                    Name: Claude A. Baum
                    Title: General Counsel

SCHEDULE I

Transactions in shares of 9 ¾% Preferred Stock by the Reporting Persons since the filing of the Statement.1

Contrarian Capital–Managed Accounts

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/18/2007	(1)	$4,950	$(4,950)
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(18)	4,950	(89,100)
5/18/2007	(4)	4,950	(19,800)
5/18/2007	(7)	4,950	(34,650)
5/18/2007	(1)	4,950	(4,950)
5/18/2007	(1)	4,950	(4,950)
5/18/2007	(1)	4,950	(4,950)
5/18/2007	(1)	4,950	(4,950)
5/18/2007	(20)	4,950	(99,000)
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(3)	4,950	(14,850)
5/18/2007	(1)	4,950	(4,950)
5/18/2007	(6)	4,950	(29,700)
5/18/2007	(1)	4,950	(4,950)
5/22/2007	(2)	4,900	(9,800)
5/22/2007	(1)	4,900	(4,900)
5/22/2007	(24)	4,900	(117,600)
5/22/2007	(14)	4,900	(68,600)
5/22/2007	(4)	4,900	(19,600)
5/22/2007	(2)	4,900	(9,800)
5/22/2007	(7)	4,900	(34,300)
5/22/2007	(4)	4,900	(19,600)
5/22/2007	(1)	4,900	(4,900)
5/22/2007	(1)	4,900	(4,900)
5/22/2007	(24)	4,900	(117,600)
5/22/2007	(14)	4,900	(68,600)
5/22/2007	(4)	4,900	(19,600)
5/22/2007	(2)	4,900	(9,800)
5/22/2007	(1)	4,900	(4,900)
5/22/2007	(8)	4,900	(39,200)
5/22/2007	(5)	4,900	(24,500)
5/22/2007	(1)	4,900	(4,900)
5/23/2007	(1)	4,975	(4,975)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(1)	4,900	(4,900)

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(19)	4,975	(94,525)
5/23/2007	(13)	4,900	(63,700)
5/23/2007	(6)	4,900	(29,400)
5/23/2007	(6)	4,900	(29,400)
5/23/2007	(14)	4,975	(69,650)
5/23/2007	(11)	4,975	(54,725)
5/23/2007	(7)	4,900	(34,300)
5/23/2007	(12)	4,900	(58,800)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(38)	4,900	(186,200)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(3)	4,975	(14,925)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(1)	4,975	(4,975)
5/23/2007	(3)	4,975	(14,925)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(5)	4,900	(24,500)
5/23/2007	(5)	4,975	(24,875)
5/23/2007	(3)	4,900	(14,700)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(4)	4,975	(19,900)
5/23/2007	(4)	4,975	(19,900)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(4)	4,900	(19,600)
5/23/2007	(12)	4,900	(58,800)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(1)	4,975	(4,975)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(5)	4,900	(24,500)
5/23/2007	(10)	4,900	(49,000)
5/23/2007	(10)	4,900	(49,000)
5/23/2007	(18)	4,975	(89,550)
5/23/2007	(7)	4,975	(34,825)
5/23/2007	(25)	4,900	(122,500)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(2)	4,975	(9,950)
5/23/2007	(1)	4,975	(4,975)
5/23/2007	(4)	4,900	(19,600)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(4)	4,900	(19,600)
5/23/2007	(5)	4,975	(24,875)

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/23/2007	(2)	4,975	(9,950)
5/23/2007	(8)	4,900	(39,200)
5/23/2007	(1)	4,900	(4,900)
5/24/2007	(0.00480)	4,900	(23.52)
5/24/2007	(0.09741)	4,900	(477.29)
5/24/2007	(0.09988)	4,900	(489.40)
5/24/2007	(0.00321)	4,900	(15.73)
5/24/2007	(0.10231)	4,900	(501.30)
5/24/2007	(1.19417)	4,900	(5,851.45)
5/24/2007	(0.08503)	4,900	(416.65)
5/24/2007	(1.15212)	4,900	(5,645.38)
5/24/2007	(1.12632)	4,900	(5,518.98)
5/24/2007	(0.10914)	4,900	(534.81)
5/24/2007	(0.01927)	4,900	(94.41)
5/24/2007	(0.39074)	4,900	(1,914.61)
5/24/2007	(0.40025)	4,900	(1,961.22)
5/24/2007	(0.39074)	4,900	(1,914.61)
5/24/2007	(0.01742)	4,900	(85.36)
5/24/2007	(0.01640)	4,900	(80.38)
5/24/2007	(0.37300)	4,900	(1,827.69)
5/24/2007	(0.35197)	4,900	(1,724.64)
5/24/2007	(0.01269)	4,900	(62.18)
5/24/2007	(0.17051)	4,900	(835.48)
5/24/2007	(0.17051)	4,900	(835.48)
5/24/2007	(0.17911)	4,900	(877.63)
5/24/2007	(0.02562)	4,900	(125.56)
5/24/2007	(1.22020)	4,900	(5,979.00)
5/24/2007	(1.20666)	4,900	(5,912.62)
5/24/2007	(1.08155)	4,900	(5,299.58)
5/24/2007	(0.00430)	4,900	(21.06)
5/24/2007	(0.03955)	4,900	(193.79)
5/24/2007	(0.55475)	4,900	(2,718.26)
5/24/2007	(0.55609)	4,900	(2,724.83)
5/24/2007	(0.55475)	4,900	(2,718.26)
5/24/2007	(0.73666)	4,900	(3,609.63)
5/24/2007	(0.74273)	4,900	(3,639.37)
5/24/2007	(0.00135)	4,900	(6.63)

Contrarian Capital Fund I, L.P.

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/18/2007	(16)	$4,950	$(79,200)
5/18/2007	(15)	4,950	(74,250)
5/18/2007	(15)	4,950	(74,250)
5/18/2007	(102)	4,950	(504,900)
5/18/2007	(10)	4,950	(49,500)

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/18/2007	(10)	4,950	(49,500)
5/18/2007	(10)	4,950	(49,500)
5/18/2007	(110)	4,950	(544,500)
5/18/2007	(11)	4,950	(54,450)
5/22/2007	(147)	4,900	(720,300)
5/22/2007	(89)	4,900	(436,100)
5/22/2007	(150)	4,900	(735,000)
5/22/2007	(90)	4,900	(441,000)
5/23/2007	(118)	4,975	(587,050)
5/23/2007	(32)	4,900	(156,800)
5/23/2007	(33)	4,900	(161,700)
5/23/2007	(82)	4,900	(401,800)
5/23/2007	(28)	4,975	(139,300)
5/23/2007	(118)	4,975	(587,050)
5/23/2007	(36)	4,900	(176,400)
5/23/2007	(81)	4,900	(396,900)
5/23/2007	(10)	4,900	(49,000)
5/23/2007	(227)	4,900	(1,112,300)
5/23/2007	(16)	4,900	(78,400)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(59)	4,900	(289,100)
5/23/2007	(91)	4,900	(445,900)
5/23/2007	(95)	4,975	(472,625)
5/23/2007	(56)	4,975	(278,600)
5/23/2007	(162)	4,900	(793,800)
5/23/2007	(9)	4,900	(44,100)
5/23/2007	(10)	4,900	(49,000)
5/24/2007	(0.58199)	4,900	(2,851.76)
5/24/2007	(0.41185)	4,900	(2,018.08)
5/24/2007	(0.38277)	4,900	(1,875.56)
5/24/2007	(0.00479)	4,900	(23.48)
5/24/2007	(0.19660)	4,900	(963.32)
5/24/2007	(0.17532)	4,900	(859.06)
5/24/2007	(0.75212)	4,900	(3,685.40)
5/24/2007	(0.00926)	4,900	(45.39)
5/24/2007	(0.35255)	4,900	(1,727.50)
5/24/2007	(0.02111)	4,900	(103.46)

Contrarian Equity Fund, L.P.

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/18/2007	(4)	4,950	(19,800)
5/18/2007	(4)	4,950	(19,800)
5/18/2007	(4)	4,950	(19,800)
5/18/2007	(21)	4,950	(103,950)
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(2)	4,950	(9,900)

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(24)	4,950	(118,800)
5/22/2007	(33)	4,900	(161,700)
5/22/2007	(20)	4,900	(98,000)
5/22/2007	(8)	4,900.488	(39,203.9)
5/22/2007	(22)	4,899.823	(107,796)
5/22/2007	(18)	4,900	(88,200)
5/23/2007	(27)	4,975	(134,325)
5/23/2007	(33)	4,900	(161,700)
5/23/2007	(10)	4,975	(49,750)
5/23/2007	(7)	4,975	(34,825)
5/23/2007	(16)	4,975	(79,600)
5/23/2007	(14)	4,900	(68,600)
5/23/2007	(10)	4,900	(49,000)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(4)	4,900	(19,600)
5/23/2007	(16)	4,900	(78,400)
5/23/2007	(36)	4,900	(176,400)
5/23/2007	(22)	4,900	(107,800)
5/23/2007	(8)	4,900	(39,200)
5/23/2007	(9)	4,975	(44,775)
5/23/2007	(20)	4,975	(99,500)
5/23/2007	(4)	4,900	(19,600)
5/23/2007	(28)	4,900	(137,200)
5/23/2007	(1)	4,900	(4,900)
5/23/2007	(2)	4,900	(9,800)
5/24/2007	(0.57537)	4,900	(2,819.30)
5/24/2007	(0.02654)	4,900	(130.03)
5/24/2007	(0.05019)	4,900	(245.91)
5/24/2007	(0.51064)	4,900	(2,502.16)
5/24/2007	(0.01237)	4,900	(60.61)
5/24/2007	(0.53995)	4,900	(2,645.74)
5/24/2007	(0.65384)	4,900	(3,203.81)
5/24/2007	(0.47549)	4,900	(2,329.88)
5/24/2007	(0.00196)	4,900	(9.62)
5/24/2007	(0.00782)	4,900	(38.34)
5/24/2007	(0.38987)	4,900	(1,910.38)
5/24/2007	(0.32112)	4,900	(1,573.47)
5/24/2007	(0.55513)	4,900	(2,720.12)

Contrarian Long Short, L.P.

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/18/2007	(4)	$4,950	$(19,800)
5/18/2007	(3)	4,950	(14,850)
5/18/2007	(3)	4,950	(14,850)
5/18/2007	(23)	4,950	(113,850)

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(2)	4,950	(9,900)
5/18/2007	(26)	4,950	(128,700)
5/22/2007	(33)	4,899.925	(161,698)
5/22/2007	(20)	4,899.925	(97,998.5)
5/22/2007	(2)	4,899.925	(9,799.85)
5/22/2007	(31)	4,899.925	(151,898)
5/22/2007	(18)	4,899.925	(88,198.7)
5/23/2007	(27)	4,975	(134,325)
5/23/2007	(21)	4,900	(102,900)
5/23/2007	(8)	4,900	(39,200)
5/23/2007	(4)	4,900	(19,600)
5/23/2007	(24)	4,975	(119,400)
5/23/2007	(10)	4,975	(49,750)
5/23/2007	(11)	4,900	(53,900)
5/23/2007	(16)	4,900	(78,400)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(52)	4,900	(254,800)
5/23/2007	(4)	4,900	(19,600)
5/23/2007	(11)	4,900	(53,900)
5/23/2007	(15)	4,900	(73,500)
5/23/2007	(8)	4,900	(39,200)
5/23/2007	(28)	4,975	(139,300)
5/23/2007	(6)	4,975	(29,850)
5/23/2007	(36)	4,900	(176,400)
5/23/2007	(2)	4,900	(9,800)
5/23/2007	(2)	4,900	(9,800)
5/24/2007	(0.02596)	4,900	(127.21)
5/24/2007	(0.54035)	4,900	(2,647.73)
5/24/2007	(0.58857)	4,900	(2,883.99)
5/24/2007	(0.01201)	4,900	(58.83)
5/24/2007	(0.49267)	4,900	(2,414.08)
5/24/2007	(0.10058)	4,900	(492.85)
5/24/2007	(0.09446)	4,900	(462.86)
5/24/2007	(0.99485)	4,900	(4,874.76)
5/24/2007	(0.02240)	4,900	(109.75)
5/24/2007	(0.91926)	4,900	(4,504.38)
5/24/2007	(0.00410)	4,900	(20.09)

Litespeed Master Fund

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/16/2007	(200)	$ 4,750	$ (950,000)
5/17/2007	(250)	4,750	(1,187,500)

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/17/2007	(100)	4,850	(485,000)
5/18/2007	(100)	4,900	(490,000)
5/21/2007	(200)	4,900	(980,000)
5/23/2007	(350)	4,914.2857	(1,720,000)
5/23/2007	(300)	4,900	(1,470,000)
5/23/2007	(393)	4,900	(1,925,700)
5/23/2007	(357)	4,900	(1,749,300)

Ore Hill Hub Fund

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/24/2007	(380)	$5,000	$(1,900,000)
5/29/2007	(670)	5,150	(3,450,500)

Kinney Hill Fund

Date of Trade	Number of Shares	Price Per Share	Total Amount[2]
5/24/2007	(20)	$5,000	$(100,000)
5/29/2007	(30)	5,150	(154,500)

(1)	Transactions in the 9 ¾% Preferred Stock were effected in the over-the-counter market.
(2) Excludes commissions and other execution-related costs.